Exhibit 3.1

CERTIFICATE

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

COUNTY BANCORP, INC.

The undersigned, William Censky, President of County Bancorp, Inc., a Wisconsin corporation (the “Corporation”), in accordance with Section 180.1007 of the Wisconsin Statutes, hereby certifies as follows:

1.	The Amended and Restated Articles of Incorporation (the “Restated Articles”) attached hereto as Exhibit A supersede and replace the heretofore existing Articles of Incorporation of County Bancorp, Inc. and all amendments thereto.

2.	The Restated Articles attached hereto were adopted by the Corporation’s Board of Directors as of April 1, 2014 in accordance with Section 180.1002 of the Wisconsin Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 1st day of April, 2014.

COUNTY BANCORP, INC.

By:	/s/ William Censky
William Censky, President

This instrument was drafted by:

John T. Reichert

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202-3590

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

COUNTY BANCORP, INC.

These Amended and Restated Articles of Incorporation shall supersede and replace the heretofore existing Articles of Incorporation and all amendments thereto of County Bancorp, Inc., a Wisconsin corporation organized under Chapter 180 of the Wisconsin Statutes:

ARTICLE I NAME

The name of the Corporation is County Bancorp, Inc. (the “Corporation”).

ARTICLE II PURPOSES

The purpose for which this Corporation is organized is to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes (hereinafter referred to as the “WBCL”).

ARTICLE III CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is fifty million, six hundred thousand (50,600,000). The designation of each class of shares, the authorized number of shares of each class and the par value thereof per share shall be as follows:

Designation of Class of Stock	Par Value Per Share	Authorized Number of Shares
Common Stock	$0.01	50,000,000
Preferred Stock
Consisting of:
Series B Nonvoting Noncumulative Perpetual Preferred Stock	$0.01	15,000
Noncumulative Perpetual Preferred Stock, Series C	$0.01	15,000
Not Classified	$0.01	570,000

For avoidance of doubt, there is intentionally no provision made here for “Series A” preferred stock. Effective May 16, 2009 former Series A preferred stock has been extinguished, and all formerly authorized shares of Series A preferred stock have been reclassified as Preferred Stock Not Classified.

The preferences, limitations and relative rights of shares of each class of stock shall be as follows:

Common Stock

Except as otherwise provided by law and subject to the rights of holders of any series of Preferred Stock, the holders of Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Except as otherwise provided by law, upon any such vote, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such shareholder. Subject to the rights of holders of any series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors, in its discretion, out of any funds of the Corporation at the time legally available for payment of dividends on Common Stock. In the event of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after there have been paid to or set aside for the holders of any series of Preferred Stock the full preferential amounts, if any, to which they are entitled, the holders of outstanding Common Stock shall be entitled to share ratably, according to the number of shares held by each, in the remaining assets of the Corporation available for distribution.

Preferred Stock

The Corporation’s preferred stock shall consist of (i) Series B Nonvoting Noncumulative Perpetual Preferred Stock, (ii) Noncumulative Perpetual Preferred Stock, Series C and (iii) Preferred Stock Not Classified, having the terms and relative rights and preferences provided below.

Series B Nonvoting Noncumulative Perpetual Preferred Stock. This series of preferred stock shall have the following relative rights and preferences:

1.	Title. The series shall be titled “Series B Nonvoting Noncumulative Perpetual Preferred Stock.”

2.	Definitions. In this Section, in addition to the terms defined elsewhere herein, the term “Series B Preferred” shall mean Series B Nonvoting Noncumulative Perpetual Preferred Stock and the term “Holder” (singularly, collectively the “Holders”) shall mean a record holder of Series B Nonvoting Noncumulative Perpetual Preferred Stock.

3.	Number of Shares. The Series B Preferred shall consist of fifteen thousand (15,000) shares.

4.	Voting Rights. Holders of Series B Preferred shall have no voting rights except to the extent that such voting rights may not be denied under the Wisconsin Business Corporation Law.

5.	No Conversion Rights. Shares of Series B Preferred shall not be convertible into or exchangeable for shares of common stock, shares of any other series of preferred stock, or any other class of capital stock of the Corporation except as provided in Paragraph 8.

6.	Dividends.

(a)	Holders of Series B Preferred shall be entitled to receive out of funds of the Corporation at the time legally available for such purpose, and subject to declaration thereof by the Board of Directors, dividends per share in an amount equal to the ‘‘Dividend Rate” (defined in (i), below) multiplied by the “Original Per-Share Purchase Price” (defined in (ii), below).

(i)	“Dividend Rate” means the greater of (A) a percentage rate per annum which is the sum of (i) the “Prime Rate” (hereinafter defined) and (ii) one-half of one percent (0.50%). “Prime Rate” means the Prime Rate of Interest (the highest quoted base rate on corporate loans at large U.S. money center commercial banks) as published in the “Money Rates” section of the most recent Midwest Edition of The Walt Street Journal, provided that if at any time the Prime Rate of Interest is no longer so published in the Midwest Edition of The Wall Street Journal published on the business day immediately preceding any Adjustment Date (as defined below), then “Prime Rate” shall mean the interest rate announced as its Prime Rate of interest by the largest commercial bank headquartered in the State of Wisconsin; and (B) four and 00/l00ths percent (4.00%) per annum (the “Minimum Rate”). If and at such times that the Dividend Rate under clause (A) of the preceding sentence shall exceed the Minimum Rate (or would exceed the Minimum Rate if adjusted as provided in this sentence), the Dividend Rate shall be adjusted from time to time each time there is a change in the Prime Rate (each an “Adjustment Date”).

(ii)	“Original Per-Share Purchase Price” means One Thousand and 00/100 Dollars ($1,000.00).

(b)	Dividends on all issued and outstanding shares of Series B Preferred shall accrue on a daily basis, initially from the date of issuance to last day of the calendar quarter next preceding the Dividend Payment Date (as hereinafter defined) and, thereafter, from the first day of each calendar quarter to and including the last day of such calendar quarter; and such dividends shall be computed on the basis of a 365 or 366-day year and actual days elapsed during the calendar quarter next preceding the Dividend Payment Date.

(c)	Dividends payable with respect to Series B Preferred shall have no preference in right of payment over dividends payable with respect to Common Stock or any other class or series of the Corporation’s capital stock.

(d)	Dividends payable with respect to Series B Preferred shall be noncumulative, and if a Quarterly Dividend is not declared by the Board of Directors the Holder(s) have no right to require payment thereof.

(e)	Subject to declaration thereof by the Board of Directors, dividends shall be payable with respect to the Series B Preferred on a date established by the Board of Directors but not earlier than the first calendar day of each February, May, August and November and not later than the 15th calendar day of each such month (each a “Dividend Payment Date”) to Holders of record on the fifteenth (15th) day of the next preceding month, unless the Board of Directors shall establish a different record date in accordance with applicable law. Each such dividend (a “Quarterly Dividend”) shall be in an amount equal to one-fourth (1/4) of the annual dividend determined as provided in Paragraph 6(a). Each Quarterly Dividend shall relate to the calendar quarter next preceding such Dividend Payment Date.

(f)	All dividends payable with respect to Series B Preferred shall be paid in cash and without interest.

7.	Liquidation and Rank.

(a)	In the event of a liquidation, dissolution, or winding up of the Corporation (whether voluntary or involuntary), the Holders shall be entitled to receive for each share Series B Preferred held, of out of the assets of the Corporation, whether such assets are capital or surplus of any nature, One Thousand and 00/100 Dollars ($1,000.00) and, in addition to such amount, a further amount equal to (i) any Quarterly Dividend for the preceding calendar quarter that has been declared but has not yet been paid; and (ii) the Quarterly Dividend unpaid and accumulated thereon prorated from the first day of the calendar quarter in which liquidation, dissolution, or winding up occurs to the effective date of such liquidation, dissolution, or winding up, and no more, before any payment shall be made or any assets distributed to the holders of common stock or any other class or series of the Corporation’s capital stock.

(b)	If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets thus distributed among the Holders shall be insufficient to permit the payment to such Holders of the full preferential amounts, then the entire assets of the Corporation to be distributed shall be distributed ratably among the Holders.

(c)	In the event of any such liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, subject to all of the preferential rights of the Holders and all other classes or series of preferred stock on distribution or otherwise, the holders of Common Stock shall be entitled to receive ratably all of the remaining assets of the Corporation. A consolidation or merger of the Corporation with or into any other corporation or corporations shall be deemed to be a liquidation, dissolution, or winding up, within the meaning of this clause.

(d)	The Series B Preferred shall rank prior to any other class or series of the Corporation’s capital stock (except that the Series B Preferred shall rank equal and pari passu to any other series of preferred stock of the Corporation that by its express terms ranks equal and pari passu to the Series B Preferred) and in no event shall the Corporation redeem, purchase, retire or otherwise acquire for any consideration, or make any payment on account of a sinking fund or other similar fund for the redemption, purchase, retirement or acquisition of any other capital stock of the Corporation, or any warrant, right or option to purchase any thereof, or make any distribution in respect thereof, directly or indirectly, whether in cash, obligations or securities of the Corporation or other property prior to the redemption of all of the shares of Series B Preferred as provided herein.

8.	Conversion. Shares of Series B Preferred shall, at the election of the Holder(s) thereof, be converted into shares of Common Stock on the terms and conditions set forth in this Paragraph 8.

(a)	Each Holder shall have the right, upon the occurrence of either of the events set forth in (i) and (ii), below (each a “Conversion Event”) to require the Corporation to issue, in exchange for each share of Series B Nonvoting Noncumulative Perpetual Preferred Stock surrendered thereby, that number of shares of the Corporation’s $0.01 par value common stock (“Common Stock”) as determined in accordance with Subparagraphs (g) through (i) below.

(i)	The Corporation shall have failed to pay a Quarterly Dividend in the full amount as determined under Paragraph 6 within fifteen (15) calendar days of the applicable Dividend Payment Date on eight (8) separate Dividend Payment Dates (each such failure to be referred to as an “Omitted Dividend”); or

(ii)	The Corporation shall pay a dividend with respect to its Common Stock or any other class or series of the Corporation’s common or preferred capital stock at any time after four (4) Omitted Dividends have occurred.

The provisions of clauses (i) and (ii), above, shall apply and a Conversion Event shall occur regardless of whether (A) such Omitted Dividends occur with respect to consecutive or non-consecutive Dividend Payment Dates and (B) having so failed to pay a Quarterly Dividend with respect to Series B Preferred, the Corporation, subsequent to the 15th calendar day referred to in (i) above, shall thereafter pay such Quarterly Dividend.

(b)	The Holder(s)’ conversion right shall accrue and become exercisable (A) in the case of clause (i) of Subparagraph (a), above, on the latest date that the eighth (8th) Omitted Dividend would otherwise have been payable, or (B) in the case of clause (ii) of Subparagraph (a), above, on the date that the Corporation pays the dividend with respect to Common Stock or any other class or series of the Corporation’s capital stock (in either case, a “Conversion Right Effective Date”).

(c)	A Holder shall have full conversion rights as provided by this Paragraph 8 notwithstanding that such Holder may have acquired shares of Series B Preferred, whether directly from the Corporation or from another Holder, after one or more Omitted Dividends shall have occurred.

(d)	Each Holder’s conversion right must be exercised by written notice to the Corporation delivered after the Conversion Right Effective Date and before the next Quarterly Dividend is declared; if on the next Dividend Payment Date the Quarterly Dividend with respect to Series B Preferred is paid in accordance with the terms hereof, then the earliest Omitted Dividend that gave rise to the Holder’s conversion right will be disregarded. Any Holder’s failure to provide such notice within the time period specified in the preceding sentence shall constitute an irrevocable waiver of such Holder’s conversion right unless and until such time as such conversion right shall thereafter accrue based upon the next subsequent Omitted Dividend to occur.

(e)	Upon exercise of a conversion right hereunder, each Holder shall be entitled to receive, upon surrender of each share of Series B Preferred in exchange therefor, that number of shares of Common Stock having an aggregate “Common Stock Value” (as defined in Subparagraph (f), below) equal to the sum of (i) the Original Per-Share Purchase Price; (ii) any Quarterly Dividend for the preceding calendar quarter that has been declared but has not yet been paid; and (iii) the Quarterly Dividend unpaid and accumulated thereon prorated from the first day of the calendar quarter in which the Conversion Right Effective Date occurs to the issuance of such Common Stock, and no more.

(f)	For purposes of determining the number of shares of Common Stock issuable upon conversion under this Paragraph 8, “Common Stock Value” is the value of one (1) share of Common Stock and is the lesser of (i) the per-share value the Common Stock as provided in Subparagraph (g), below, determined as of the Conversion Right Effective Date; and (ii) the per-share value the Common Stock as provided in Subparagraph (g), below, determined as of the latest date that the first Omitted Dividend that gave rise to the conversion right would have been payable (each a “Valuation Date”).

(g)	As of each Valuation Date, the per-share value of the Common Stock shall be the most recent per-share appraised value of the Common Stock on an undiluted basis; provided, that if no appraisal was performed within the 18 months next preceding the Valuation Date, then the per-share value of the Common Stock shall be determined by multiplying (A) the ratio that the most recent (as of the applicable Valuation Date) per-share appraised value bears to per-share book value (per-share tangible equity) as of the date of such appraisal, by (B) per-share book value based on audited financial statements of the Corporation as of the year-end next preceding the year in which such Valuation Date occurs. In either case, the per-share appraised value used for this purpose shall not take into account any “minority discount” that may be reflected in such appraisal, but shall reflect the full appraised value of the Corporation. Until such time as there are no longer any shares of Series B Nonvoting Noncumulative Perpetual Preferred Stock outstanding, the Corporation shall maintain such records (including copies of all appraisals performed and copies of audited financial statements) as are necessary to make the determinations under this Subparagraph (g). Nothing in this Subparagraph (g) shall require the Corporation to secure an appraisal solely for the purpose of establishing the per-share value of the Common Stock. Further, nothing in this Subparagraph (g) shall require that the per-share value of the Common Stock be determined in an identical manner as of the two Valuation Dates.

(h)	Subject to Subparagraph (i), below, if applicable, the conversion right under this Paragraph 8 shall be exercised by any Holder only as to all (100%) of the shares of Series B Preferred held by such Holder on the Conversion Right Effective Date.

(i)

In all cases, if the number of shares of Common Stock issuable to any Holder upon conversion would cause such Holder to hold ten percent (l0.0%) or more of the then-issued and outstanding shares of Common Stock (on an undiluted basis, that is, without giving effect to any options or warrants to acquire Common Stock which may then be outstanding or to the issuance of Common Stock to any other Holder of Series B Preferred), then no shares of Common Stock shall be issued to such Holder upon conversion unless any required regulatory approval has been obtained; provided, however, that in lieu of seeking and obtaining such regulatory approval, such Holder may elect to convert only a portion of the Series B Preferred held thereby and shall retain record ownership of the remainder and shall have an ongoing right to exercise the conversion right hereunder with respect thereto.

(j)	In the case of a conversion right which arises as a result of the payment of a dividend on the Corporation’s Common Stock, as provided in Subparagraph (a)(ii), above, the effective date of the issuance of Common Stock upon conversion shall be adjusted such that the converting Holder shall be entitled to participate fully in such Common Stock dividend as if such shares of Common Stock had been held of record by such Holder as of the record date for such Common Stock dividend.

9.	Redemption. Shares of Series B Preferred shall be subject to redemption by the Corporation upon approval by the Federal Reserve Board, but otherwise at its election and in its sole and exclusive discretion, at any time upon thirty (30) days prior written notice given by the Corporation to the Holders at their address(es) set forth on the Corporation’s registration books therefore. The price per share at which such shares shall be redeemed (the “Redemption Price”) shall be One Thousand and 00/100 Dollars ($1,000.00) and, in addition to such amount, (i) the Quarterly Dividend for the next preceding calendar quarter if such Quarterly Dividend has been declared but has not yet been paid and (ii) a pro-rata share of the Quarterly Dividend for the current calendar quarter that would be payable if such Quarterly Dividend were declared by the Board of Directors. The Redemption Price shall be payable in cash by the Corporation to the lawful Holder or Holders on the Redemption Date set forth in such notice upon tender by such Holder or Holders of a certificate or certificates evidencing such shares at the principal office of the Corporation. Dividends shall cease to accrue on the Redemption Date notwithstanding any delay by the Holder or Holders in tendering its or their certificate or certificates.

10.	Restriction on Transfer. Shares of Series B Preferred may not be transferred, sold, conveyed, pledged or hypothecated (each a “Transfer”) by any Holder thereof without the prior express written consent of the Corporation, which consent shall not be unreasonably withheld, provided, that the Corporation may withhold such consent in its sole discretion (and such withholding shall be deemed not unreasonable) if any of the following conditions exist: (i) notice of redemption under Paragraph 9 has been given; (ii) such Transfer would require registration of common stock by the Corporation under federal or state securities laws; (iii) such Transfer would violate federal or state securities laws; (iv) such Transfer would cause the transferee to become an “interested stockholder” as defined in Section 180.1140(8)(a) of the Wisconsin Business Corporation Law; (v) such Transfer would cause transferee to hold sufficient shares to be subject to prior banking regulatory approval and such approval has not been obtained; or (vi) such Transfer would cause fewer than 500 shares of Series B Preferred to be held or record or beneficially by a single individual or entity.

Noncumulative Perpetual Preferred Stock, Series C. This series of preferred stock shall have the following relative rights and preferences provided below:

1.	Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock – Not Classified of the Issuer a series of preferred stock designated as the “Noncumulative Perpetual Preferred Stock, Series C” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 15,000.

2.	Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designation to the same extent as if such provisions had been set forth in full herein.

3.	Definitions. The following terms are used in this Certificate of Designation (including the Standard Provisions in Schedule A hereto) as defined below:

(a)	“Common Stock” means the common stock, par value $0.01 per share, of the Issuer.

(b)	“Definitive Agreement” means that certain Securities Purchase Agreement by and between Issuer and Treasury, dated as of the Signing Date.

(c)	“Junior Stock” means the Common Stock, the Series B Nonvoting Noncumulative Perpetual Preferred Stock, with respect to dividend rights only, and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(d)	“Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e)	“Minimum Amount” means (i) the amount equal to twenty-five percent (25%) of the aggregate Liquidation Amount of Designated Preferred Stock issued on the Original Issue Date or (ii) all of the outstanding Designated Preferred Stock, if the aggregate liquidation preference of the outstanding Designated Preferred Stock is less than the amount set forth in the preceding clause (i).

(f)

“Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Issuer’s Series B Nonvoting Noncumulative Perpetual Preferred Stock with respect to liquidation rights only. For the avoidance of doubt, Designated Preferred Stock shall rank equal and pari passu to such Series B Nonvoting Noncumulative Perpetual Preferred Stock with respect to rights on liquidation, dissolution or winding up of the Issuer.

(g)	“Signing Date” means August 23, 2011.

(h)	“Treasury” means the United States Department of the Treasury and any successor in interest thereto.

3.	Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

Preferred Stock – Not Classified. Shares of other Preferred Stock may be issued from time to time in one or more series in any manner permitted by law pursuant to a resolution or resolutions adopted by the Board of Directors under authority hereby vested in it, each such series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number or title. Prior to the issue of any shares of a series so established or to be established, the Board of Directors shall have full authority permitted by law and is hereby expressly empowered to fix, by resolution or resolutions, the relative rights and preferences of the shares of such series, including without limitation: (1) the number of shares to constitute each such series, and the designation of each such series; (2) the dividend rate of each such series, the conditions and dates upon which such dividends shall be payable, the relationship which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of stock, and whether such dividends shall be cumulative, noncumulative or partially cumulative; (3) whether the shares of each such series shall be subject to redemption by the Corporation and if made subject to such redemption, the times, prices and other terms and conditions of such redemption; (4) whether or not the securities of the Corporation, including shares of any other class, classes or series of any other class or classes of stock of the Corporation, or any debt securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates of exchange, adjustments, and other terms and conditions of such conversion or exchange; (5) the rights of the holders of the shares of each such series upon the dissolution of, or upon the distribution of the assets of, the Corporation; and (6) the extent to which the shares of each such series shall have voting rights and the manner in which such voting rights may be exercised and any restrictions or limitations on such voting rights.

ARTICLE IV PREEMPTIVE RIGHTS

No shareholder of the Corporation shall have any preemptive or other subscription rights nor be entitled, as of right, to purchase or subscribe for any part of the unissued or treasury stock of this Corporation or of any additional stock issued by reason of any increase in authorized capital stock of this Corporation or other securities, whether or not convertible into stock of the Corporation.

ARTICLE V BOARD OF DIRECTORS

The authorized number of directors of the Corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be fixed by the Bylaws. The Bylaws of the Corporation may provide that the directors of the Corporation shall be divided with respect to the time for which they severally hold office into two (2) or three (3) classes, as determined by the Board of Directors, with the members of each class to hold office until their successors have been elected and qualified, or until their earlier resignation or removal.

ARTICLE VI SHAREHOLDER ACTIONS

The Bylaws may provide that any action required or permitted by the WBCL to be taken at a shareholders’ meeting to be taken without a meeting by shareholders who would be entitled to vote at a meeting holding shares with voting power sufficient to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

ARTICLE VII STATUTORY ELECTION

By virtue of this Article VII and pursuant to Section 180.1143(1) of the WBCL, the Corporation elects to be subject to the provisions of Sections 180.1140 to 180.1144 of the WBCL, and such provisions shall apply to a business combination of the Corporation with an interested stockholder, as said terms are defined in the WBCL.

ARTICLE VIII LIABILITY OF DIRECTORS AND OFFICERS

To the fullest extent permitted by the WBCL, as the same exists or may hereafter be amended, no person who is or was an officer or director of the Corporation shall be personally liable to the Corporation or its shareholders for damages, settlements, fees, fines, penalties, or other monetary liabilities arising from a breach of, or failure to perform, any duty arising solely out of his or her status as an officer or director. Any amendment or repeal of this Article VIII (or of the applicable provisions of the WBCL) shall not adversely affect the rights of any officer or director hereunder (or thereunder) with respect to acts or omissions of such officer or director occurring prior to such amendment or repeal.

ARTICLE IX REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation is 860 North Rapids Road, P.O. Box 700, Manitowoc, Wisconsin 54221-0700, and the name of the registered agent at such address is William C. Censky.

Schedule A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designation. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer, as set forth below.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Acquiror,” in any Holding Company Transaction, means the surviving or resulting entity or its ultimate parent in the case of a merger or consolidation or the transferee in the case of a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole.

(b) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly through one or more intermediaries, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(c) “Applicable Dividend Rate” has the meaning set forth in Section 3(a).

(d) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(e) “Bank Holding Company” means a company registered as such with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. §1842 and the regulations of the Board of Governors of the Federal Reserve System thereunder.

(f) “Baseline” means the “Initial Small Business Lending Baseline” set forth on the Initial Supplemental Report (as defined in the Definitive Agreement), subject to adjustment pursuant to Section 3(a).

(g) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.

(h) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

(i) “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(j) “Call Report” has the meaning set forth in the Definitive Agreement.

(k) “Certificate of Designation” means the Certificate of Designation or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(l) “Charge-Offs” means the net amount of loans charged off by the Issuer or, if the Issuer is a Bank Holding Company or a Savings and Loan Holding Company, by the IDI Subsidiary(ies) during quarters that begin on or after the Signing Date, determined as follows:

(i) if the Issuer or the applicable IDI Subsidiary is a bank, by subtracting (A) the aggregate dollar amount of recoveries reflected on line RIAD4605 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line RIAD4635 of its Call Reports for such quarters (without duplication as a result of such dollar amounts being reported on a year-to-date basis); or

(ii) if the Issuer or the applicable IDI Subsidiary is a thrift, by subtracting (A) the sum of the aggregate dollar amount of recoveries reflected on line VA140 of its Call Reports for such quarters and the aggregate dollar amount of adjustments reflected on line VA150 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line VA160 of its Call Reports for such quarters.

(m) “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.

(n) “CPP Lending Incentive Fee” has the meaning set forth in Section 3(e).

(o) “Current Period” has the meaning set forth in Section 3(a)(i)(2).

(p) “Dividend Payment Date” means January 1, April 1, July 1, and October 1 of each year.

(q) “Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date; provided, however, the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date (the “Initial Dividend Period”).

(r) “Dividend Record Date” has the meaning set forth in Section 3(b).

(s) “Dividend Reference Period” has the meaning set forth in Section 3(a)(i)(2).

(t) “GAAP” means generally accepted accounting principles in the United States.

(u) “Holding Company Preferred Stock” has the meaning set forth in Section 7(c)(v).

(v) “Holding Company Transaction” means the occurrence of (a) any transaction (including, without limitation, any acquisition, merger or consolidation) the result of which is that a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (i) becomes the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under that Act, of common equity of the Issuer representing more than 50% of the voting power of the outstanding Common Stock or (ii) is otherwise required to consolidate the Issuer for purposes of generally accepted accounting principles in the United States, or (b) any consolidation or merger of the Issuer or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any Person other than one of the Issuer’s subsidiaries; provided that, in the case of either clause (a) or (b), the Issuer or the Acquiror is or becomes a Bank Holding Company or Savings and Loan Holding Company.

(w) “IDI Subsidiary” means any Issuer Subsidiary that is an insured depository institution.

(x) “Increase in QSBL” means:

(i) with respect to the first (1st) Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL set forth in the Initial Supplemental Report (as defined in the Definitive Agreement); and

(ii) with respect to each subsequent Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL for the Dividend Reference Period for the Current Period.

(y) “Initial Dividend Period” has the meaning set forth in the definition of “Dividend Period”.

(z) “Issuer Subsidiary” means any subsidiary of the Issuer.

(aa) “Liquidation Preference” has the meaning set forth in Section 4(a).

(bb) “Non-Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by subtracting the Qualifying Portion Percentage from one (1).

(cc) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(dd) “Percentage Change in QSBL” has the meaning set forth in Section 3(a)(ii).

(ee) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(ff) “Preferred Director” has the meaning set forth in Section 7(c).

(gg) “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(hh) “Previously Acquired Preferred Shares” has the meaning set forth in the Definitive Agreement.

(ii) “Private Capital” means, if the Issuer is Matching Private Investment Supported (as defined in the Definitive Agreement), the equity capital received by the Issuer or the applicable Affiliate of the Issuer from one or more non-governmental investors in accordance with Section 1.3(m) of the Definitive Agreement.

(jj) “Publicly-traded” means a company that (i) has a class of securities that is traded on a national securities exchange and (ii) is required to file periodic reports with either the Securities and Exchange Commission or its primary federal bank regulator.

(kk) “Qualified Small Business Lending” or “QSBL” means, with respect to any particular Dividend Period, the “Quarter-End Adjusted Qualified Small Business Lending” for such Dividend Period set forth in the applicable Supplemental Report.

(ll) “Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by dividing (i) the Increase in QSBL for such Dividend Period by (ii) the aggregate Liquidation Amount of then-outstanding Designated Preferred Stock.

(mm) “Savings and Loan Holding Company” means a company registered as such with the Office of Thrift Supervision pursuant to 12 U.S.C. §1467a(b) and the regulations of the Office of Thrift Supervision promulgated thereunder.

(nn) “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP applied on a consistent basis, and as measured from the date of the Issuer’s most recent consolidated financial statements prior to the Signing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(oo) “Signing Date Tier 1 Capital Amount” means $68,095,000.

(pp) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designation relating to the Designated Preferred Stock.

(qq) “Supplemental Report” means a Supplemental Report delivered by the Issuer to Treasury pursuant to the Definitive Agreement.

(rr) “Tier 1 Dividend Threshold” means, as of any particular date, the result of the following formula:

( ( A + B – C ) * 0.9 ) – D

where:

A =	Signing Date Tier 1 Capital Amount;

B =	the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury;

C =	the aggregate amount of Charge-Offs since the Signing Date; and

D =	(i) beginning on the first day of the eleventh (11th) Dividend Period, the amount equal to ten percent (10%) of the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury as of the Effective Date (without regard to any redemptions of Designated Preferred Stock that may have occurred thereafter) for every one percent (1%) of positive Percentage Change in Qualified Small Business Lending between the ninth (9th) Dividend Period and the Baseline; and

(ii) zero (0) at all other times.

(ss) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Section 7(d) of these Standard Provisions that form a part of the Certificate of Designation, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a)	“Rate.

(i)	The “Applicable Dividend Rate” shall be determined as follows:

(1)	With respect to the Initial Dividend Period, the Applicable Dividend Rate shall be three percent (3%).

(2)	With respect to each of the second (2nd) through the tenth (10th) Dividend Periods, inclusive (in each case, the “Current Period”), the Applicable Dividend Rate shall be:

(A) (x) the applicable rate set forth in column “A” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the Dividend Period that was two Dividend Periods prior to the Current Period (the “Dividend Reference Period”) and the Baseline, multiplied by (y) the Qualifying Portion Percentage; plus

(B) (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage.

In each such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the Dividend Reference Period.

(3)	With respect to the eleventh (11th) through the eighteenth (18th) Dividend Periods, inclusive, and that portion of the nineteenth (19th) Dividend Period prior to, but not including, the four and one half (4 1⁄2) year anniversary of the Original Issue Date, the Applicable Dividend Rate shall be:

(A) (x) the applicable rate set forth in column “B” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the ninth (9th) Dividend Period and the Baseline, multiplied by (y) the Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period; plus

(B) (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period.

In such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the ninth (9th) Dividend Period.

(4)	With respect to (A) that portion of the nineteenth (19th) Dividend Period beginning on the four and one half (4 1⁄2) year anniversary of the Original Issue Date and (B) all Dividend Periods thereafter, the Applicable Dividend Rate shall be nine percent (9%).

(5)	Notwithstanding anything herein to the contrary, if the Issuer fails to submit a Supplemental Report that is due during any of the second (2nd) through tenth (10th) Dividend Periods on or before the sixtieth (60th) day of such Dividend Period, the Issuer’s QSBL for the Dividend Period that would have been covered by such Supplemental Report shall be zero (0) for purposes hereof.

(6)	Notwithstanding anything herein to the contrary, but subject to Section 3(a)(i)(5) above, if the Issuer fails to submit the Supplemental Report that is due during the tenth (10th) Dividend Period, the Issuer’s QSBL for the shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(3) and (4). The Applicable Dividend Rate shall be re-determined effective as of the first day of the calendar quarter following the date such failure is remedied, provided it is remedied prior to the four and one half (4 1⁄2) anniversary of the Original Issue Date.

(7)	Notwithstanding anything herein to the contrary, if the Issuer fails to submit any of the certificates required by Sections 3.1(d)(ii) or 3.1(d)(iii) of the Definitive Agreement when and as required thereby, the Issuer’s QSBL for the shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(2) or (3) above until such failure is remedied.

(ii) The “Percentage Change in Qualified Lending” between any given Dividend Period and the Baseline shall be the result of the following formula, expressed as a percentage:

(	( QSBL for the Dividend Period – Baseline ))	x 100
Baseline

(iii) The following table shall be used for determining the Applicable Dividend Rate:

	The Applicable Dividend Rate shall be:
If the Percentage Change in Qualified Lending is:	Column “A” (each of the 2nd – 10th Dividend Periods)	Column “B” (11th – 18th, and the first part of the 19th, Dividend Periods)
0% or less	5%	7%
More than 0%, but less than 2.5%	5%	5%
2.5% or more, but less than 5%	4%	4%
5% or more, but less than 7.5%	3%	3%
7.5% or more, but less than 10%	2%	2%
10% or more	1%	1%

(iv) If the Issuer consummates a Business Combination, a purchase of loans or a purchase of participations in loans and the Designated Preferred Stock remains outstanding thereafter, then the Baseline shall thereafter be the “Quarter-End Adjusted Small Business Lending Baseline” set forth on the Quarterly Supplemental Report (as defined in the Definitive Agreement).

(b) Payment. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to:

(i) each Dividend Period (other than the Initial Dividend Period) at a rate equal to one-fourth ( 1⁄4) of the Applicable Dividend Rate with respect to each Dividend Period on the Liquidation Amount per share of Designated Preferred Stock, and no more, payable quarterly in arrears on each Dividend Payment Date; and

(ii) the Initial Dividend Period, on the first such Dividend Payment Date to occur at least twenty (20) calendar days after the Original Issue Date, an amount equal to (A) the Applicable Dividend Rate with respect to the Initial Dividend Period multiplied by (B) the number of days from the Original Issue Date to the last day of the Initial Dividend Period (inclusive) divided by 360.

In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. For avoidance of doubt, “payable quarterly in arrears” means that, with respect to any particular Dividend Period, dividends begin accruing on the first day of such Dividend Period and are payable on the first day of the next Dividend Period.

The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designation).

(c) Non-Cumulative. Dividends on shares of Designated Preferred Stock shall be non-cumulative. If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Designated Preferred Stock in respect of any Dividend Period:

(i) the holders of Designated Preferred Stock shall have no right to receive any dividend for such Dividend Period, and the Issuer shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Preferred Stock; and

(ii) the Issuer shall, within five (5) calendar days, deliver to the holders of the Designated Preferred Stock a written notice executed by the Chief Executive Officer and the Chief Financial Officer of the Issuer stating the Board of Directors’ rationale for not declaring dividends.

(d) Priority of Dividends; Restrictions on Dividends.

(i) Subject to Sections 3(d)(ii), (iii) and (v) and any restrictions imposed by the Appropriate Federal Banking Agency or, if applicable, the Issuer’s state bank supervisor (as defined in Section 3(r) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may declare and pay dividends on the Common Stock, any other shares of Junior Stock, or Parity Stock, in each case only if (A) after giving effect to such dividend the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold, and (B) full dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid.

(ii) If a dividend is not declared and paid in full on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock; provided, however, that in any such Dividend Period in which a dividend is declared and paid on the Designated Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material breach of a covenant by which the Issuer is bound.

(iii) When dividends have not been declared and paid in full for an aggregate of four (4) Dividend Periods or more, and during such time the Issuer was not subject to a regulatory determination that prohibits the declaration and payment of dividends, the Issuer shall, within five (5) calendar days of each missed payment, deliver to the holders of the Designated Preferred Stock a certificate executed by at least a majority of the Board of Directors stating that the Board of Directors used its best efforts to declare and pay such dividends in a manner consistent with (A) safe and sound banking practices and (B) the directors’ fiduciary obligations.

(iv) Subject to the foregoing and Section 3(e) below and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

(v) If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock.

(e) Special Lending Incentive Fee Related to CPP. If Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date and the Issuer did not apply to Treasury to redeem such Previously Acquired Preferred Shares prior to December 16, 2010, and if the Issuer’s Supplemental Report with respect to the ninth (9th) Dividend Period reflects an amount of Qualified Small Business Lending that is less than or equal to the Baseline (or if the Issuer fails to timely file a Supplemental Report with respect to the ninth (9th) Dividend Period), then beginning on [NOT APPLICABLE] and on all Dividend Payment Dates thereafter ending on [NOT APPLICABLE], the Issuer shall pay to the Holders of Designated Preferred Stock, on each share of Designated Preferred Stock, but only out of assets legally available therefor, a fee equal to 0.5% of the Liquidation Amount per share of Designated Preferred Stock (“CPP Lending Incentive Fee”). All references in Section 3(d) to “dividends” on the Designated Preferred Stock shall be deemed to include the CPP Lending Incentive Fee.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends on each such share (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Is Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5. Redemption.

(a)	Optional Redemption.

(i)	Subject to the other provisions of this Section 5:

(1)	The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding; and

(2)	If, after the Signing Date, there is a change in law that modifies the terms of Treasury’s investment in the Designated Preferred Stock or the terms of Treasury’s Small Business Lending Fund program in a materially adverse respect for the Issuer, the Issuer may, after consultation with the Appropriate Federal Banking Agency, redeem all of the shares of Designated Preferred Stock at the time outstanding.

(ii) The per-share redemption price for shares of Designated Preferred Stock shall be equal to the sum of:

(1)	the Liquidation Amount per share,

(2)	the per-share amount of any unpaid dividends for the then current Dividend Period at the Applicable Dividend Rate to, but excluding, the date fixed for redemption (regardless of whether any dividends are actually declared for that Dividend Period; and

(3)	the pro rata amount of CPP Lending Incentive Fees for the current Dividend Period.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred

Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(c) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable, but in any event the shares to be redeemed shall not be less than the Minimum Amount. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time, subject to the approval of the Appropriate Federal Banking Agency. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Board Observation Rights. Whenever, at any time or times, dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of five (5) Dividend Periods or more, whether or not consecutive, the Issuer shall invite a representative selected by the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors in connection with such meetings; provided, that the holders of the Designated Preferred Stock shall not be obligated to select such a representative, nor shall such representative, if selected, be obligated to attend any meeting to which he/she is invited. The rights of the holders of the Designated Preferred Stock set forth in this Section 7(b) shall terminate when full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, subject to revesting in the event of each and every subsequent default of the character above mentioned.

(c) Preferred Stock Directors. Whenever, at any time or times, (i) dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of six (6) Dividend Periods or more, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Designated Preferred Stock is greater than or equal to $25,000,000, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock, voting as a single class, shall have the right, but not the obligation, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than thirty days later, the President of the Company shall promptly call a special meeting for that purpose) and at each subsequent annual meeting of stockholders until full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred

Stock at the time outstanding voting separately as a class. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(d) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the written consent of (x) Treasury if Treasury holds any shares of Designated Preferred Stock, or (y) the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, if Treasury does not hold any shares of Designated Preferred Stock, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designation for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designation for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(d)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock;

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Subject to Section 7(d)(v) below, any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, that in all cases, the obligations of the Issuer are assumed (by operation of law or by express written assumption) by the resulting entity or its ultimate parent;

(iv) Certain Asset Sales. Any sale of all, substantially all, or any material portion of, the assets of the Company, if the Designated Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; and

(v) Holding Company Transactions. Any consummation of a Holding Company Transaction, unless as a result of the Holding Company Transaction each share of Designated Preferred Stock shall be converted into or exchanged for one share with an equal liquidation preference of preference securities of the Issuer or the Acquiror (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Holding Company Preferred Stock on terms that are equivalent to the terms set forth herein, and shall have such other rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that for all purposes of this Section 7(d), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(e) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Restriction on Redemptions and Repurchases.

(a) Subject to Sections 8(b) and (c), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may repurchase or redeem any shares of Capital

Stock (as defined below), in each case only if (i) after giving effect to such dividend, repurchase or redemption, the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).

(b) If a dividend is not declared and paid on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, neither the Issuer nor any Issuer Subsidiary shall, redeem, purchase or acquire any shares of Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Issuer or any Issuer Subsidiary, or any trust preferred securities issued by the Issuer or any Affiliate of the Issuer (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the Designated Preferred Stock and (ii repurchases of Junior Stock or Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (iii) the acquisition by the Issuer or any of the Issuer Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any other Issuer Subsidiary), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (iv), solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock, (v) redemptions of securities held by the Issuer or any wholly-owned Issuer Subsidiary or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any Issuer Subsidiary required pursuant to binding contractual agreements entered into prior to (x) if Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date, the original issue date of such Previously Acquired Preferred Shares, or (y) otherwise, the Signing Date).

(c) If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries.

Section 9. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10. References to Line Items of Supplemental Reports. If Treasury modifies the form of Supplemental Report, pursuant to its rights under the Definitive Agreement, and any such modification includes a change to the caption or number of any line item on the Supplemental Report, then any reference herein to such line item shall thereafter be a reference to such re-captioned or re-numbered line item.

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 12. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 13. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 14. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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